Exhibit 99.1
Unified Grocers, Inc. and Subsidiaries
Unaudited Consolidated Condensed Financial Statements
As of April 1, 2017 and October 1, 2016
And for the Twenty-Six Weeks Ended April 1, 2017 and April 2, 2016

Unified Grocers, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets – Unaudited

(dollars in thousands)
	April 1,	October 1,
	2017	2016
Assets

Current assets:
Cash and cash equivalents	$1,312	$3,369
Accounts and current portion of notes receivable, net of allowances of $2,612 and $3,584 at April 1, 2017 and October 1, 2016, respectively	171,149	182,940
Inventories	247,584	251,502
Prepaid expenses and other current assets	7,546	9,343
Deferred income taxes	4,098	4,098
Assets held for sale – current	5,429	5,429
Total current assets	437,118	456,681
Properties and equipment, net	141,275	149,506
Investments	11,331	12,729
Notes receivable, less current portion and net of allowances of $0 at April 1, 2017 and October 1, 2016	14,468	13,397
Goodwill	37,846	37,846
Other assets, net	113,800	110,889
Total Assets	$755,838	$781,048
Liabilities and Shareholders' Equity

Current liabilities:
Accounts payable	$232,813	$248,576
Accrued liabilities	41,195	44,331
Current portion of notes payable	20,660	24,491
Members’ deposits	9,006	8,880
Liabilities held for sale – current	—	—
Total current liabilities	303,674	326,278
Notes payable, less current portion	240,936	229,741
Long-term liabilities, other	180,964	185,202
Members’ and Non-Members’ deposits	9,202	8,775
Commitments and contingencies

Shareholders' equity:
Class A Shares: 500,000 shares authorized, 121,450 and 122,500 shares outstanding at April 1, 2017 and October 1, 2016, respectively	22,873	23,088
Class B Shares: 2,000,000 shares authorized, 403,325 and 410,537 shares outstanding at April 1, 2017 and October 1, 2016, respectively	73,930	75,198
Class E Shares: 2,000,000 shares authorized, 86,370 and 114,691 shares outstanding at April 1, 2017 and October 1, 2016, respectively	8,637	11,469
Retained earnings – allocated	11,650	18,106
Retained earnings – non-allocated	6,864	6,864
Total retained earnings	18,514	24,970
Receivable from sale of Class A Shares to Members	(50)	(78)
Accumulated other comprehensive loss	(102,842)	(103,595)
Total shareholders' equity	21,062	31,052
Total Liabilities and Shareholders' Equity	$755,838	$781,048
The accompanying notes are an integral part of these statements.

Unified Grocers, Inc. and Subsidiaries
Consolidated Condensed Statements of Earnings (Loss) – Unaudited

(dollars in thousands)
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Net sales (gross billings including vendor direct arrangements were $897,672 and $941,027 for the thirteen weeks ended April 1, 2017 and April 2, 2016 and $1,877,788 and $1,940,273 for the twenty-six weeks ended April 1, 2017 and April 2, 2016, respectively)	$877,436	$915,069	$1,838,595	$1,887,934
Cost of sales	812,945	844,584	1,702,988	1,744,068
Distribution, selling and administrative expenses	67,554	70,801	134,012	140,951
Operating (loss) income	(3,063)	(316)	1,595	2,915
Interest expense	(2,738)	(2,497)	(5,484)	(4,979)
Loss before estimated patronage dividends and income taxes	(5,801)	(2,813)	(3,889)	(2,064)
Estimated patronage dividends	—	(2,229)	—	(4,641)
Loss before income taxes	(5,801)	(5,042)	(3,889)	(6,705)
Income tax provision	(64)	(14)	(64)	(28)
Net loss from continuing operations	(5,865)	(5,056)	(3,953)	(6,733)
(Loss) earnings from discontinued operations, net of income tax	(2,006)	331	(2,006)	179
Net loss	$(7,871)	$(4,725)	$(5,959)	$(6,554)

The accompanying notes are an integral part of these statements.

Unified Grocers, Inc. and Subsidiaries
Consolidated Condensed Statements of Comprehensive Earnings (Loss) – Unaudited

(dollars in thousands)
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Net loss	$(7,871)	$(4,725)	$(5,959)	$(6,554)
Other comprehensive earnings (loss), net of income taxes:
Unrealized net holding (loss) gain on investments, net of income tax (benefit) expense of $0 and $51 for the thirteen weeks ended April 1, 2017 and April 2, 2016 and $0 and $(65) for the twenty-six weeks ended April 1, 2017 and April 2, 2016, respectively	471	228	26	173
Defined benefit pension plans and other postretirement benefit plans: Changes in unrecognized prior service credits during the period, and changes in unrecognized gains and losses, net of income tax expense of $198 and $51 for the thirteen weeks ended April 1, 2017 and April 2, 2016 and $397 and $51 for the twenty-six weeks ended April 1, 2017 and April 2, 2016, respectively	364	47	727	94
Comprehensive loss	$(7,036)	$(4,450)	$(5,206)	$(6,287)

The accompanying notes are an integral part of these statements.

Unified Grocers, Inc. and Subsidiaries
Consolidated Condensed Statements of Cash Flows – Unaudited

(dollars in thousands)
	Twenty-Six Weeks Ended
	April 1,	April 2,
	2017	2016
Cash flows from operating activities:
Net loss	$(5,959)	$(6,554)
Less: (Loss) gain on sale of discontinued operations, net of income tax	(2,006)	179
Net loss from continuing operations	(3,953)	(6,733)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	12,965	15,474
Provision for doubtful accounts	133	628
Loss (gain) on sale of properties and equipment	48	(3)
Loss on sale of Bakery operations	1,460	—
Loss on equity method investment	1,398	—
Decrease in assets:
Accounts receivable	9,998	10,662
Inventories	3,446	38,507
Prepaid expenses and other current assets	1,797	2,109
Decrease in liabilities:
Accounts payable	(16,094)	(38,962)
Accrued liabilities	(5,142)	(1,602)
Long-term liabilities, other	(3,114)	(3,630)
Net cash provided by continuing operating activities	2,942	16,450
Net cash provided by sale of discontinued operations	—	179
Net cash provided by operating activities	2,942	16,629
Cash flows from investing activities:
Purchases of properties and equipment	(2,188)	(3,453)
Proceeds from sale of discontinued operations	—	26,222
Origination of notes receivable	(1,540)	(903)
Collection of notes receivable	2,129	1,580
Proceeds from sale of properties and equipment	3,028	—
Increase in other assets	(9,484)	(11,847)
Net cash (utilized) provided by investing activities	(8,055)	11,599
Cash flows from financing activities:
Net borrowings (repayments) under secured credit agreements	19,000	(11,800)
Borrowings under notes payable	—	644
Repayments of notes payable	(11,636)	(8,409)
Payment of deferred financing fees	(77)	(65)
Increase (decrease) in Members’ deposits and estimated patronage dividends	126	(91)
Increase in Members’ and Non-Members' deposits	427	1,829
Decrease in receivable from sale of Class A Shares to Members, net	28	60
Repurchase of shares from Members	(4,812)	(7,874)
Net cash provided (utilized) by financing activities	3,056	(25,706)
Net (decrease) increase in cash and cash equivalents from continuing operations	(2,057)	2,522
Cash and cash equivalents at beginning of year	3,369	3,056
Cash and cash equivalents at end of period	$1,312	$5,578
Supplemental disclosure of cash flow information:
Interest paid during the period	$4,697	$4,176
Income taxes paid during the period	$59	$50
Supplemental disclosure of non-cash items:
Loss on sale of discontinued operations	$2,006	$—
Capital leases	$—	$1,445
Loss on equity method investment	$1,398	$—
The accompanying notes are an integral part of these statements.

Unified Grocers, Inc. and Subsidiaries
NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS – UNAUDITED

1.	BASIS OF PRESENTATION
The consolidated condensed financial statements include the accounts of Unified Grocers, Inc. and all its subsidiaries (the “Company” or “Unified”). Inter-company transactions and accounts with subsidiaries have been eliminated. The interim financial statements included herein have been prepared by the Company without audit, pursuant to the rules and regulations promulgated by the Securities and Exchange Commission (the “SEC”). Certain information and note disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) have been omitted pursuant to SEC rules and regulations; nevertheless, management believes that the disclosures are adequate to make the information presented not misleading. These consolidated condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Company’s latest Annual Report on Form 10-K for the year ended October 1, 2016 filed with the SEC. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.
The consolidated condensed financial statements reflect all adjustments that, in the opinion of management, are both of a normal and recurring nature and necessary for the fair presentation of the results for the interim periods presented. The preparation of the consolidated condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated condensed financial statements and accompanying notes. As a result, actual results could differ from those estimates.
The Company’s banking arrangements allow the Company to fund outstanding checks when presented for payment to the financial institutions utilized by the Company for disbursements.  This cash management practice frequently results in total issued checks exceeding the available cash balance at a single financial institution. The Company’s policy is to record its cash disbursement accounts with a cash book overdraft in accounts payable.  At April 1, 2017 and October 1, 2016, the Company had book overdrafts of $74.3 million and $73.8 million, respectively, classified in accounts payable and included in cash provided by operating activities.

2.	DISCONTINUED OPERATIONS/ASSETS HELD FOR SALE
On October 7, 2015 (the “Closing Date”), the Company completed the sale of all of the outstanding shares of the Company’s wholly owned subsidiary, Unified Grocers Insurance Services (“UGIS”), to AmTrust Financial Services, Inc. (“AmTrust” or the “Buyer”) pursuant to the terms of a Stock Purchase Agreement (the “Stock Purchase Agreement”) by and between the Company and AmTrust dated as of April 16, 2015.  As of the Closing Date, UGIS owned all of the outstanding shares of the capital stock of Springfield Insurance Company (“SIC”) and Springfield Insurance Company Limited (Bermuda) (“SICL,” and collectively with UGIS and SIC, the “Acquired Companies”).  For additional information, see Note 2 to “Notes to Consolidated Financial Statements” in Part II, Item 8, “Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the year ended October 1, 2016.
At the Closing Date, AmTrust and the Company also entered into a Master Services Agreement for a term of five (5) years, pursuant to which, among other things, each party agreed to provide the other with certain transition services relating to the business of the Acquired Companies.  AmTrust also agreed to pay the Company an annual payment following each of the first five years (ended December 31) of the term of the Master Services Agreement (each, an “Earn-Out Payment”).  Each Earn-Out Payment will be equal to four and one-half percent (4.5%) of gross written premiums on or attributable to all insurance policies purchased through AmTrust during the applicable year by Unified and its Members (see Note 5) or customers. The Company has recorded a receivable in continuing operations of $1.0 million due in Earn-Out Payments through April 1, 2017.
Under the terms of the Stock Purchase Agreement with AmTrust, if during the five-year period following the Closing Date of the sale, the insurance reserves in respect of any accident arising prior to the closing of the sale of UGIS and covered by an insurance policy written by an insurance subsidiary prior to January 1, 2015 increase as a result of adverse development, the Company must pay AmTrust for the amount of the insurance reserve increase on a dollar for dollar basis, up to a maximum of $1 million in the aggregate. In addition, to the extent the increase in insurance reserves as a result of adverse development exceeds $1 million, AmTrust is entitled to offset up to a maximum of an additional $2 million of that increase from future Earn-Out Payments due to the Company under the Stock Purchase Agreement. See Item 1.01, “Entry into a Material Definitive Agreement,” including Exhibit 99.1, “Stock Purchase Agreement by and between Unified Grocers, Inc. and AmTrust Financial Services, Inc. dated as of April 16, 2015” thereto, of our Current Report on Form 8-K, filed on April 22, 2015, and Item 2.01, “Completion of Acquisition or Disposition of Assets,” including Exhibit 99.2, “Master Services Agreement by and between Unified

Grocers, Inc. and AmTrust Financial Services, Inc. dated as of October 7, 2015” thereto, of our Current Report on Form 8-K, filed on October 14, 2015, for additional information. The Company believes that these insurance reserves were adequate at the time of the sale of UGIS.  The Company’s potential exposure under the Stock Purchase Agreement as a result of adverse development as of April 1, 2017 was $2.0 million.
AmTrust performs its actuarial studies annually as of December 31. The first reserve measurement that would be taken into account for purposes of determining the amount of any payment or offset pursuant to the Stock Purchase Agreement with respect to adverse development affecting these insurance reserves covered the period ended December 31, 2016.  AmTrust provided the Company with its assessment of adverse development with respect to these insurance reserves and also provided management with a written notice seeking payment of the initial $1.0 million of adverse development as described above, in addition to asserting their contractual right of offset from future Earn-Out Payments due to the Company pursuant to the Stock Purchase Agreement. AmTrust’s assessment is that the amount of adverse development as of December 31, 2016 exceeds $2.0 million, the full amount of the Company’s exposure as of April 1, 2017 described above.  Management has concluded the adverse development in reserves would not impact the Company’s previously issued financial statements.  Management evaluated the impact of the adverse development on such insurance reserves and has accrued a $2.0 million workers’ compensation liability to AmTrust for the adverse development in insurance reserves, established by a charge of $2.0 million to discontinued operations.
Summarized results of the discontinued operations are as follows for the thirteen and twenty-six weeks ended April 1, 2017, and April 2, 2016:

(dollars in thousands)	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Revenue	$—	$—	$—	$—
(Loss) earnings from discontinued operations	(2,006)	331	(2,006)	179
Benefit (provision) for income taxes	—	—	—	—
(Loss) earnings from discontinued operations net of tax	$(2,006)	$331	$(2,006)	$179

The operating results of the Acquired Companies were historically reported as the results of operations included in the Company’s former Insurance segment.
Assets Held for Sale
In July 2016, the Company ceased operating its Southern California Dairy Division manufacturing facility (see Part I, Item 1, “Business – Recent Developments – Dairy Divisions” of the Company’s Annual Report on Form 10-K for the year ended October 1, 2016 for additional information).  Due to the closure of this facility, land, building and property improvements totaling $5.4 million have been reclassified to assets held for sale – current on the accompanying consolidated condensed balance sheets at both April 1, 2017 and October 1, 2016.  Depreciation is not charged against property, plant and equipment classified as held for sale.  On a quarterly basis, the Company assesses whether events or changes in circumstances occur that potentially indicate the carrying value of such assets may not be recoverable.  Management believes the carrying amount of such assets will be recovered principally through a sale transaction rather than continuing use and the sale of the assets (or disposal group) is probable, and transfer of the assets (or disposal group) is expected to qualify for recognition as a completed sale within one year of the Company’s fiscal year ended October 1, 2016.  The Company evaluated these assets for impairment at April 1, 2017 and October 1, 2016 and concluded there was no impairment of these assets as the Company has entered into a non-binding purchase agreement in excess of their carrying amount.  During the fourth quarter of fiscal 2016, the Company wrote-off $1.3 million of equipment for which the carrying value was not deemed recoverable.  See Note 3 to “Notes to Consolidated Financial Statements” in Part II, Item 8, “Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the year ended October 1, 2016 for additional information.
Sale of Los Angeles Bakery Facility
On December 31, 2016, the Company completed the sale of its Bakery operations.  The buyer will continue to offer the Company’s Members a private label offering for bread and an expanded product offering for the Company’s Southern California Members.  The buyer paid the Company $3.0 million for the Company’s Bakery facility, related equipment, inventory, and customer list.  In addition, the buyer retained substantially all union and non-union Bakery associates and assumed the related union contract and union pension obligations. The Company recorded a $1.4 million loss on the sale of the Bakery operations.

3.	FAIR VALUE OF FINANCIAL INSTRUMENTS
The Company evaluates the fair value of its assets and liabilities in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, “Fair Value Measurements and Disclosures” (“ASC Topic 820”) and ASC Topic 825, “Financial Instruments.”
Management has evaluated its assets and liabilities valued at fair value as follows:

•	Level 1 – Quoted prices (unadjusted) in active markets for identical assets or liabilities.

•
Level 2 – Inputs other than quoted prices included in Level 1 that are either directly or indirectly observable.  These inputs include quoted prices for similar assets or liabilities other than quoted prices in Level 1, quoted prices in markets that are not active, or other inputs that are observable or can be derived principally from or corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3 – Unobservable inputs in which little or no market activity exists, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

The Company records marketable securities at fair value in accordance with ASC Topic 320, “Investments – Debt and Equity Securities.”  The Company’s Wholesale Distribution segment holds insurance contracts and mutual funds valued at fair value in support of certain employee benefits.  See Note 4 for further discussion on investments.
The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value (these values represent an approximation of possible value and may never actually be realized):
Cash and cash equivalents.    The carrying amount approximates fair value due to the short maturity of these instruments.
Accounts receivable and notes receivable.    The carrying amount of accounts receivable approximates its fair value due to its short-term maturity.  Except as discussed below, the carrying amount of notes receivable approximates its fair value based principally on the underlying interest rates and terms, maturities, collateral and credit status of the receivables and after consideration of recorded allowances.
Concentration of credit risk.    The Company’s largest customer, Cash & Carry Stores, LLC, a wholly-owned subsidiary of Smart & Final, Inc., a Non-Member customer, and the ten largest Member and Non-Member customers (including Cash & Carry Stores, LLC) constituted approximately 17% and 52%, respectively, of total net sales for the twenty-six week period ended April 1, 2017.  The Company’s ten customers with the largest accounts receivable balances accounted for approximately 45% and 41% of total accounts receivable at April 1, 2017 and at October 1, 2016, respectively.  Management believes that receivables are well diversified and that the allowances for doubtful accounts are sufficient to absorb estimated losses.
Investments.    Generally, the fair values for investments are readily determinable based on actively traded securities in the marketplace.  Investments that are not actively traded are valued based upon inputs including quoted prices for identical or similar assets.  Equity securities that do not have readily determinable fair values are accounted for using the cost or equity methods of accounting. The Company regularly evaluates securities carried at cost to determine whether there has been any diminution in value that is deemed to be other than temporary and adjusts the value accordingly.
The following table represents the Company’s financial instruments recorded at fair value and the hierarchy of those assets as of April 1, 2017:

(dollars in thousands)
	Level 1	Level 2	Level 3	Total
Mutual funds	$13,120	$—	$—	$13,120
Total	$13,120	$—	$—	$13,120

The following table represents the Company’s financial instruments recorded at fair value and the hierarchy of those assets as of October 1, 2016:

(dollars in thousands)
	Level 1	Level 2	Level 3	Total
Mutual funds	$10,640	$—	$—	$10,640
Total	$10,640	$—	$—	$10,640

Mutual funds are valued by the Company based on information received from a third party.  These assets are valued based on quoted prices in active markets (Level 1 inputs).  As of April 1, 2017 and October 1, 2016, respectively, $13.1 million and $10.6 million of mutual funds, held in rabbi trusts to provide for employee benefit obligations, are included in other assets in the Company’s consolidated condensed balance sheets.  For assets traded in active markets, the assets are valued at quoted bond market prices (Level 1 inputs).  The Company determines the classification of financial asset groups within the fair value hierarchy based on the lowest level of input into each group’s asset valuation.
The Company did not have any significant transfers into or out of Levels 1 and 2 during the twenty-six week period ended April 1, 2017.
Notes payable.    The fair values of borrowings under the Company’s credit facilities are estimated to approximate their carrying amounts due to the short maturities of those obligations.  The fair values for other notes payable are based primarily on rates currently available to the Company for debt with similar terms and remaining maturities.
The fair value of notes payable was $259.9 million and $253.6 million compared to their carrying value of $261.6 million and $254.2 million at April 1, 2017 and October 1, 2016, respectively.  These fair values were based on estimates of market conditions, estimates using present value and risks existing at that time (Level 2 inputs).

4.	INVESTMENTS
The amortized cost and fair value of investments are as follows:

(dollars in thousands)
April 1, 2017	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Common stock, at cost				$11,331
Total investments				$11,331

(dollars in thousands)
October 1, 2016	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Common stock, at cost				$12,729
Total investments				$12,729

During the interim period ended April 1, 2017 and the fiscal year ended October 1, 2016, the Company did not hold any trading or held-to-maturity securities.
Net investment income, which is included in net sales, is summarized as follows:

(dollars in thousands)
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Dividend Income	$—	$—	$—	$6
	—	—	—	6
Less: investment expenses	—	—	—	—
	$—	$—	$—	$6

Equity investments held by the Company that do not have readily determinable fair values are accounted for using the cost or equity methods of accounting.  The Company evaluated its equity investments for impairment as of April 1, 2017, and the Company did not consider any of these equity investments to be impaired.
The Company held investments in Western Family Holding Company (“Western Family”) common stock of $7.2 million and $8.6 million at April 1, 2017 and October 1, 2016, respectively.  Western Family is a privately held company located in Oregon that provides procurement, quality assurance, packaging and other services exclusively for its member-owners from which the Company purchases food and general merchandise products. The investment represents approximately a 20.3% and 17.2% ownership interest at April 1, 2017 and October 1, 2016, respectively.  The Company’s ownership percentage in Western Family is based, in part, on the volume of purchases transacted with Western Family.  The investment is accounted for using the equity method of accounting.
In June 2016, Western Family reached an agreement with Topco Associates, LLC (“Topco”), a cooperative, authorizing Topco to procure, manage and market Western Family’s private label brands, including the Western Family and Natural Directions national brand equivalent corporate brands that are sold through the Company.  Western Family will continue to own its private label brands and Unified will continue its ownership in Western Family.  The transition of products has been completed, and Western Family has laid off the majority of its workforce.  In conjunction with its agreement with Topco, Western Family provided its investors an estimate of the anticipated costs for the closure of its headquarters, and the Company accordingly reduced its investment in Western Family by its proportionate share of such costs in the amount of $0.4 million in fiscal 2016.  In addition, Western Family provided its investors updated financial information as of March 30, 2017, and the Company further reduced its investment by its proportionate ownership share in the amount of $1.4 million as of April 1, 2017.
As discussed in Part I, Item 1, “Business – Products – Corporate Brands” of our Annual Report on Form 10-K for the year ended October 1, 2016, the Company currently sells products under national brand equivalent and value-oriented corporate brands.  During fiscal 2016, the Company joined Topco concurrent with an investment of $60 thousand in Topco’s capital stock.  Topco is a privately held company headquartered in Illinois that provides procurement, quality assurance, packaging and other services exclusively for its member-owners, which include supermarket retailers, food wholesalers and foodservice companies.  Topco is now the Company’s primary supplier for its Springfield national brand equivalent corporate brand and its value-oriented Special Value corporate brand products.  In addition, Topco serves as the Company’s sole-source supplier for general merchandise and health and beauty care products under its TopCare label. The investment is accounted for using the cost method of accounting.
The Company’s wholly-owned finance subsidiary, Grocers Capital Company (“GCC”), has an investment in National Consumer Cooperative Bank (“NCB”), which operates as a cooperative, and therefore, its participants are required to own its Class B common stock.  The investment in the Class B common stock of NCB, accounted for using the cost method of accounting, aggregated $4.1 million at both April 1, 2017 and October 1, 2016.  The Company recognized $0 and $6 thousand of dividend income from NCB for the interim periods ended April 1, 2017 and April 2, 2016, respectively.

5.	SEGMENT INFORMATION
Unified is a retailer-owned, grocery wholesale cooperative serving supermarket, specialty and convenience store operators located primarily in the western United States and the Pacific Rim. The Company’s customers range in size from single store operators to regional supermarket chains.  The Company sells a wide variety of products typically found in supermarkets.  The Company’s customers are comprised of its owners (“Members”) and non-owners (“Non-Members”).  Our focus is on our Members, but we also do business with Non-Member customers.  For the twenty-six weeks ended April 1, 2017, approximately 67% of our net sales were to Members.  The Company reports all product sales in its only segment, Wholesale Distribution.  The Company also provides support services, including financing, to its customers through the Wholesale Distribution segment and through separate subsidiaries.  Finance activities are grouped within Unified’s All Other business activities.  The availability of specific products and services may vary by geographic region.
Management identifies segments based on the information monitored by the Company’s chief operating decision maker (the Chief Executive Officer) to manage the business and, accordingly, has identified the following reportable segments:

•
The Wholesale Distribution segment includes the results of operations from the sale of groceries and general merchandise products to both Members and Non-Members, including a broad range of branded and corporate brand products in nearly all the categories found in a typical supermarket, including dry grocery, frozen food, deli, meat, dairy, eggs, produce, bakery, ethnic, gourmet, specialty foods, natural and organic, general merchandise and health and beauty care products.  Support services (other than financing), including merchandising, retail pricing, advertising, promotional planning, retail technology, equipment purchasing and real estate services, are reported in the Wholesale Distribution segment.  As of, and for the twenty-six weeks ended, April 1, 2017, the Wholesale Distribution segment collectively represented approximately 96% of the Company’s total assets and nearly 100% of total net sales.

Non-perishable products consist primarily of dry grocery, frozen food, deli, ethnic, gourmet, specialty foods, natural and organic, general merchandise and health and beauty care products.  They also include (1) retail support services and (2) products and shipping services provided to Non-Member customers through the Company’s wholly-owned subsidiary, Unified International, Inc.  Perishable products consist primarily of service deli, service bakery, meat, eggs, produce, bakery (through December 31, 2016) and dairy products.  Net sales within the Wholesale Distribution segment include $595.5 million and $618.1 million, or 67.9% and 67.6% of total Wholesale Distribution segment net sales, for the thirteen weeks ended April 1, 2017 and April 2, 2016, respectively, attributable to sales of non-perishable products, and $281.7 million and $296.7 million, or 32.1% and 32.4% of total Wholesale Distribution segment net sales, for the thirteen weeks ended April 1, 2017 and April 2, 2016, respectively, attributable to sales of perishable products.  Net sales within the Wholesale Distribution segment include $1.246 billion and $1.272 billion, or 67.8% and 67.4% of total Wholesale Distribution segment net sales, for the twenty-six weeks ended April 1, 2017 and April 2, 2016, respectively, attributable to sales of non-perishable products, and $592.2 million and $615.5 million, or 32.2% and 32.6% of total Wholesale Distribution segment net sales, for the twenty-six weeks ended April 1, 2017 and April 2, 2016, respectively, attributable to sales of perishable products.  Wholesale Distribution segment net sales also include revenues attributable to the Company’s retail support services (other than financing), which comprised less than 1% of total Wholesale Distribution segment net sales, for each of the foregoing respective periods.
Transactions involving certain vendor direct arrangements are comprised principally of sales of produce in the Pacific Northwest and Northern California and sales of branded ice cream in Southern California.  “Gross billings,” an internal financial metric that adds back gross billings through vendor direct arrangements to net sales and is used by management to assess our operating performance, was $897.4 million and $940.7 million for the thirteen weeks ended April 1, 2017 and April 2, 2016, respectively and $1.877 billion and $1.940 billion for the twenty-six weeks ended April 1, 2017 and April 2, 2016, respectively.

•	Assets Held for Sale

◦
In the prior year, as discussed in Note 2, “Discontinued Operations/Assets Held For Sale,” the Company’s Southern California Dairy Division manufacturing facility ceased operating and the remaining assets have been classified as assets held for sale in the Company’s consolidated condensed balance sheets.  As of April 1, 2017, the Company’s former dairy manufacturing facility accounted for approximately 1% of total assets.

The All Other category includes the results of operations for the Company’s other support businesses, including its finance subsidiary, Grocers Capital Company, whose services are provided to a common customer base, none of which individually meets the quantitative thresholds of a reportable segment.  As of, and for the thirteen weeks ended, April 1, 2017, the All Other category collectively accounted for approximately 3% of the Company’s total assets, and less than 1% of total net sales.

Information about the Company’s operating segment is summarized below.

(dollars in thousands)
	Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Net sales
Wholesale distribution: Gross billings	$897,433	$940,729	$1,877,289	$1,939,681
Less: Gross billings through vendor direct arrangements	(20,236)	(25,958)	(39,193)	(52,339)
Wholesale distribution: Net sales	877,197	914,771	1,838,096	1,887,342
All other	342	377	754	812
Inter-segment eliminations	(103)	(79)	(255)	(220)
Total net sales	$877,436	$915,069	$1,838,595	$1,887,934
Operating (loss) income
Wholesale distribution	$(3,114)	$(454)	$1,441	$2,638
All other	51	138	154	277
Total operating (loss)income	(3,063)	(316)	1,595	2,915
Interest expense	(2,738)	(2,497)	(5,484)	(4,979)
Estimated patronage dividends	—	(2,229)	—	(4,641)
Income tax provision	(64)	(14)	(64)	(28)
Net loss from continuing operations	$(5,865)	$(5,056)	$(3,953)	$(6,733)
(Loss) earnings from discontinued operations, net of tax	(2,006)	331	(2,006)	179
Net loss	$(7,871)	$(4,725)	$(5,959)	$(6,554)
Depreciation and amortization
Wholesale distribution	$6,434	$7,478	$12,965	$15,434
All other	—	20	—	40
Total depreciation and amortization	$6,434	$7,498	$12,965	$15,474
Capital expenditures
Wholesale distribution	$1,027	$1,995	$2,188	$3,453
All other	—	—	—	—
Total capital expenditures	$1,027	$1,995	$2,188	$3,453
Identifiable assets at April 1, 2017 and April 2, 2016
Wholesale distribution	$729,123	$765,850	$729,123	$765,850
Assets held for sale	5,429	—	5,429	—
All other	21,286	24,229	21,286	24,229
Total identifiable assets	$755,838	$790,079	$755,838	$790,079

6.	NOTES PAYABLE
The Company is party to an Amended and Restated Credit Agreement dated as of June 28, 2013, as amended in fiscal 2014, fiscal 2015 and fiscal 2016 (as so amended, the “Credit Agreement”), among the Company, the lenders party thereto, and Wells Fargo Bank, National Association (“N.A.”), as administrative agent (“Administrative Agent”).  See Note 7 to “Notes to Consolidated Financial Statements” in Part II, Item 8, “Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the year ended October 1, 2016 for a full description of the Credit Agreement and the amendments thereto.
As discussed in Note 12, “Subsequent Events,” on April 7, 2017, the Company entered into a Third Amendment to the Credit Agreement, by and among the Company, the lenders party thereto and the Administrative Agent.  The Third Amendment revises the definition of “Change in Control” under the Credit Agreement such that, in and of itself, entry into an agreement providing for the acquisition of greater than 40% of the combined voting power of all securities of the Company entitled to vote in the election of directors will not constitute a Change in Control.

The Company’s outstanding revolver borrowings under the Credit Agreement increased to $156.6 million at April 1, 2017 (Eurodollar and Base Rate Loans at a blended average rate of 2.95% per annum) from $137.6 million at October 1, 2016 (Eurodollar and Base Rate Loans at a blended average rate of 3.05% per annum).  The Company’s outstanding FILO borrowings under the Credit Agreement were $9.5 million at April 1, 2017 (Eurodollar and Base Rate Loans at a blended average rate of 4.24% per annum) and $15.5 million at October 1, 2016 (Eurodollar and Base Rate Loans at a blended average rate of 4.29% per annum). The Company’s outstanding term loan borrowings under the Credit Agreement were $77.5 million at April 1, 2017 (Eurodollar and Base Rate Loans at a blended average rate of 2.98% per annum) and $82.5 million at October 1, 2016 (Eurodollar and Base Rate Loans at a blended average rate of 2.52% per annum).
Subsidiary Financing Arrangement
GCC is party to an Amended and Restated Loan and Security Agreement, dated as of September 26, 2014 as amended by Amendment Number One dated as of June 26, 2015 and further amended by Amendment Number Two dated as of September 23, 2016 (as so amended, the “GCC Loan Agreement”), by and among GCC, the lenders party thereto, and ZB, N.A., dba California Bank & Trust (“CBT”), as Arranger and Administrative Agent.  On December 22, 2016, GCC entered into Amendment Number Three (the “GCC Loan Amendment”) to the GCC Loan Agreement, by and among GCC, the lenders party thereto, and CBT, as Arranger and Administrative Agent.  The GCC Loan Amendment extends the maturity date of the GCC Loan Agreement, which was previously December 31, 2016, to March 31, 2018, with a total commitment in the principal amount of $15 million.  See Item 1.01. “Entry into a Material Definitive Agreement” and Item 2.03. “Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant” of the Company’s Current Report on Form 8-K, filed on December 23, 2016, for additional information.
GCC’s revolving loan borrowings outstanding were $15.0 million at both April 1, 2017 and October 1, 2016.

7.	PENSION AND OTHER POSTRETIREMENT BENEFITS
The Company sponsors a cash balance plan (“Unified Cash Balance Plan”).  The Unified Cash Balance Plan is a noncontributory defined benefit pension plan covering substantially all employees of the Company who are not subject to a collective bargaining agreement.  Participants’ balances receive an annual interest credit, currently tied to the 30-year Treasury rate that is in effect the previous November, but in no event shall the rate be less than 5%.  Benefits under the Unified Cash Balance Plan are provided through a trust.  Prior to the end of fiscal 2014, the Company amended the Unified Cash Balance Plan to close the plan to new entrants effective December 31, 2014.  In addition, the plan was frozen at December 31, 2014 such that current participants will no longer accrue salary-based service credits based on years of service with the Company and pensionable compensation after that date.  The annual interest credit as described above will continue for participants active in the plan as of December 31, 2014.  Selected groups of vested terminated participants were each given one-time opportunities to elect a lump sum distribution of their benefits from the plan’s assets or immediate receipt of an annuity in December 2016 and December 2015.  As a result, benefit payments of $6.3 million and $8.7 million, respectively, were distributed from the plan’s assets to those participants who elected such option prior to the end of the Company’s first quarters ended December 31, 2016 and January 2, 2016.
The Company also sponsors an Executive Salary Protection Plan III (“ESPPIII”) for the executive officers of the Company that provides supplemental post-termination retirement income based on each participant's salary and years of service as an officer of the Company.  This plan was amended in December 2012 to close the plan to new entrants as of September 30, 2012.  This plan was replaced in fiscal 2013 with the Company’s Supplemental Executive Retirement Plan (see discussion below).  The Company has informally funded its obligation to plan participants in a rabbi trust, comprised primarily of life insurance policies reported at cash surrender value and mutual fund assets consisting of various publicly-traded mutual funds reported at estimated fair value based on quoted market prices.  In accordance with ASC Topic 710, “Compensation – General,” the assets and liabilities of a rabbi trust must be accounted for as if they are assets and liabilities of the Company.  In addition, all earnings and expenses of the rabbi trust are reported in the Company’s consolidated condensed statements of earnings (loss).  The cash surrender value of such life insurance policies aggregated to $22.4 million at both April 1, 2017 and October 1, 2016, and are included in other assets in the Company’s consolidated condensed balance sheets.  Mutual funds reported at their estimated fair value of $9.1 million and $7.3 million at April 1, 2017 and October 1, 2016, respectively, are included in other assets in the Company’s consolidated condensed balance sheets.  The assets held in the rabbi trust are not available for general corporate purposes.  The rabbi trust is subject to the Company’s creditors’ claims in the event of its insolvency.  The trust assets are excluded from ESPPIII plan assets as they do not qualify as plan assets under ASC Topic 715, “Compensation – Retirement Benefits.”  The related accrued benefit cost (representing the Company’s benefit obligation to participants) of $39.2 million and $40.2 million at April 1, 2017 and October 1, 2016, respectively, is recorded in long-term liabilities, other in the Company’s consolidated condensed balance sheets.
The Company sponsors other postretirement benefit plans that provide certain medical coverage to retired non-union employees and officers and provide unused sick leave benefits for certain eligible union employees.  Those plans are not funded.
The components of net periodic cost for pension and other postretirement benefits for the respective thirteen weeks ended April 1, 2017 and April 2, 2016 consist of the following:

(dollars in thousands)
	Pension Benefits				Other Postretirement Benefits
	Thirteen Weeks Ended		Twenty-Six Weeks Ended		Thirteen Weeks Ended		Twenty-Six Weeks Ended
	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016	April 1, 2017	April 2, 2016
Service cost	$44	$95	$88	$189	$5	$9	$11	$17
Interest cost	2,252	2,566	4,504	5,131	229	272	458	543
Expected return on plan assets	(3,350)	(3,643)	(6,700)	(7,286)	—	—	—	—
Amortization of prior service credit	—	(2)	—	(3)	(158)	(313)	(317)	(624)
Recognized actuarial loss (gain)	831	516	1,661	1,031	(109)	(129)	(219)	(258)
Net periodic benefit income	$(223)	$(468)	(447)	$(938)	$(33)	$(161)	$(67)	$(322)

The Company’s funding policy is to make contributions to the Unified Cash Balance Plan in amounts that are at least sufficient to meet the minimum funding requirements of applicable laws and regulations, but no more than amounts deductible for federal income tax purposes.  During August 2014, legislation to extend pension funding relief was enacted as part of the Highway and Transportation Funding Act of 2014 (“HATFA”).  As a result, the Company expects to make no estimated minimum contributions to the Unified Cash Balance Plan during fiscal 2017 for the 2016 plan year, and there will be no quarterly contributions required for the 2017 plan year.  At its discretion, the Company may contribute in excess of the minimum (zero) requirement.  Additional contributions, if any, will be based, in part, on future actuarial funding calculations and the performance of plan investments.
Additionally, the Company anticipates making benefit payments of $3.9 million to participants in the ESPPIII for the 2017 plan year.  The Company made benefit payments of $1.6 million to participants in the ESPPIII during the twenty-six weeks ended April 1, 2017 for the 2017 plan year.
The Company sponsors a supplemental retirement plan for a select group of management or highly compensated employees that are at the Vice President level and above of the Company under the Unified Grocers, Inc. Supplemental Executive Retirement Plan (the “SERP”).  This plan was established to replace the ESPPIII, which has been frozen.  The SERP provides participating officers with supplemental retirement income in addition to the benefits provided under the Company’s Cash Balance and 401(k) plans.
The SERP is a non-qualified defined contribution type plan under which benefits are derived based on a notional account balance to be funded by the Company for each participating officer.  The account balance will be credited each year with a Company contribution based on the officer’s compensation, calculated as base salary plus bonus, earned during a fiscal year and the officer’s executive level at the end of the fiscal year.  Plan participants may select from a variety of investment options (referred to as “Measurement Funds” in the plan document) concerning how the contributions are hypothetically invested.  Assets of the SERP (i.e., the participants’ account balances) will not be physically invested in the investments selected by the participants; rather, the Measurement Funds are utilized for the purpose of debiting or crediting additional amounts to each participant’s account.  The Company informally funds its obligation to plan participants in a rabbi trust, comprised of mutual fund assets consisting of various publicly-traded mutual funds reported at estimated fair value based on quoted market prices.  Mutual funds reported at their estimated fair value of $3.3 million and $3.1 million at April 1, 2017 and October 1, 2016, respectively, are included in other assets in the Company’s consolidated condensed balance sheets.  The related accrued benefit cost (representing the Company’s benefit obligation to participants) of $5.2 million and $4.8 million at April 1, 2017 and October 1, 2016, respectively, is recorded in long-term liabilities, other in the Company’s consolidated condensed balance sheets.

The SERP is accounted for pursuant to FASB ASC section 715-70, “Compensation – Retirement Benefits – Defined Contribution Plans” (“ASC 715-70”).  SERP participants are credited with a contribution to an account and will receive, upon separation, a benefit based upon the vested amount accrued in their account, which includes the Company’s contributions plus or minus the increase or decrease in the fair market value of the hypothetical investments (Measurement Funds) selected by the participant.  ASC 715-70 requires companies to record, on a periodic basis, that portion of a company’s contribution earned during the period by the participants (the “Expense”).  The Company is accruing the Expense under the assumption that all participants in the SERP will achieve full vesting (five years of service).  The related benefit expense was $1.0 and $0.9 million for the twenty-six weeks ended April 1, 2017 and April 2, 2016, respectively.

8.	CONTINGENCIES AND LITIGATION
The Company is a party to various litigation, claims and disputes, some of which are for substantial amounts, arising in the ordinary course of business. While the ultimate effect of such actions cannot be predicted with certainty, the Company believes the outcome of these matters will not result in a material adverse effect on its financial condition, results of operations or cash flows.

9.	ACCUMULATED OTHER COMPREHENSIVE EARNINGS (LOSS)
The balance and components of the change in accumulated other comprehensive earnings (loss), net of taxes, are as follows:

(dollars in thousands)
	Unrealized Net Holding Gain (Loss) on Investments	Defined Benefit Pension Plans and Other Postretirement Benefit Plans Items	Total
Beginning balance, October 1, 2016	$110	$(103,705)	$(103,595)
Other comprehensive gain before reclassifications	26	—	26
Reclassification adjustment for gains included in net earnings	—	727	727
Net current period other comprehensive gain	26	727	753
Ending balance, April 1, 2017	$136	$(102,978)	$(102,842)

The reclassifications out of accumulated other comprehensive earnings (loss) for the thirteen weeks ended April 1, 2017 and April 2, 2016 were as follows:

(dollars in thousands)
	Amount Reclassified from Accumulated Other Comprehensive Earnings (Loss)		Affected Line Item in the Consolidated Condensed Statements of Earnings (Loss)
	Thirteen Weeks Ended
	April 1, 2017	April 2, 2016
Unrealized net holding gain (loss) on investments:
Realized gains (losses) – Wholesale Distribution segment	$—	$—	Distribution, selling and administrative expenses
	—	—	Earnings (loss) before income taxes
	—	—	Income taxes
	$—	$—	Net earnings (loss)
Defined benefit pension plans and other postretirement benefit plans items:
Amortization of unrecognized prior service credits	$158	$314	(a)
Amortization of actuarial losses	(720)	(387)	(a)
	(562)	(73)	Loss before income taxes
	198	26	Income tax provision
	$(364)	$(47)	Net loss
Total reclassifications for the period	$(364)	$(47)	Net loss

The reclassifications out of accumulated other comprehensive earnings (loss) for the twenty-six weeks ended April 1, 2017 and April 2, 2016 were as follows:

(dollars in thousands)
	Amount Reclassified from Accumulated Other Comprehensive Earnings (Loss)		Affected Line Item in the Consolidated Condensed Statements of Earnings (Loss)
	Twenty-six Weeks Ended
	April 1, 2017	April 2, 2016
Unrealized net holding gain (loss) on investments:
Realized gains (losses) – Wholesale Distribution segment	$—	$—	Distribution, selling and administrative expenses
	—	—	Earnings (loss) before income taxes
	—	—	Income taxes
	$—	$—	Net earnings (loss)
Defined benefit pension plans and other postretirement benefit plans items:
Amortization of unrecognized prior service credits	$317	$628	(a)
Amortization of actuarial losses	(1,441)	(774)	(a)
	(1,124)	(146)	Loss before income taxes
	397	52	Income tax provision
	$(727)	$(94)	Net loss
Total reclassifications for the period	$(727)	$(94)	Net loss

(a)
These accumulated other comprehensive earnings (loss) components are included in the computation of net periodic benefit cost for pension and postretirement benefit plans.  See Note 7, “Pension and Other Postretirement Benefits” for further information.

10.	RELATED PARTY TRANSACTIONS
Members affiliated with directors of the Company make purchases of merchandise from the Company and also may receive benefits and services that are of the type generally offered by the Company to its similarly situated eligible Members.  Such Members may enter into loan agreements, lease guarantees and subleases.  Additionally, during the course of its business, the Company enters into individually negotiated supply agreements with its Members. These agreements typically require the Member to purchase certain agreed amounts of its merchandise requirements from the Company and obligate the Company to supply such merchandise under agreed terms and conditions relating to such matters as pricing and delivery.  Since such programs are only available to Members of the Company, it is not possible to assess whether transactions with Members of the Company, including entities affiliated with directors of the Company, are less favorable to the Company than similar transactions with unrelated third parties. However, management believes such transactions are on terms that are generally consistent with terms available to other Members similarly situated.
The Company has a Related Party Transactions Policy (“RPT Policy”) which was adopted by the Board on May 18, 2016, and requires certain “Related Party Transactions” (as defined therein) to be identified, reviewed and approved by the Company’s Disclosure Committee, which is comprised of selected employees of the Company and which analyzes such Related Party Transactions for disclosure as required by relevant regulations and accounting guidance. The majority of transactions between Unified and its Members are part of the Company’s standard suite of products, services, and programs available to its Members. The criteria for participation in these transactions are the same as for all similarly situated Members. The RPT Policy identifies these transactions as “Ordinary Course” transactions which are not subject to review by the Disclosure Committee, but are otherwise documented within the Company. Such services and programs include gross billings, supply agreements, inventory deferral loan agreements, and other published programs.
Unified occasionally, but not regularly, enters into significant transactions with its Members. The RPT Policy establishes a process for the Disclosure Committee to review and elevate such transactions to the Related Party Sub-Committee (comprised of three independent directors who are not shareholders of the Company) of the Audit Committee of the Board of Directors for review and approval. Transactions required to be reviewed by the Related Party Sub-Committee include, but are not limited to, non-inventory loans which exceed $120,000, all loans which include terms that are not similar to those that would be received by similarly situated Members or customers, guarantees of leases and subleases, and other unique transactions other than the “Ordinary Course” transactions described above.
During the first quarter of fiscal 2017, Jon’s Markets, a Member affiliated with John Berberian, a Unified Member-Director, exercised an option to extend a sublease for a five-year term expiring in 2022.
As of the date of this report, other than as indicated above, there have been no material changes to the related party transactions disclosed in Note 20 to “Notes to Consolidated Financial Statements” in Part II, Item 8, “Financial Statements and Supplementary Data” of the Company’s Annual Report on Form 10-K for the year ended October 1, 2016.

11.	RECENTLY ADOPTED AND RECENTLY ISSUED AUTHORITATIVE ACCOUNTING GUIDANCE
In March 2017, the FASB issued Accounting Standards Update (“ASU”) No. 2017-07, “Compensation – Retirement Benefits (Topic 715) – Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost” (“ASU No. 2017-07”).  ASU No. 2017-07 provides additional guidance on the presentation of net benefit cost in the income statement and on the components eligible for capitalization in assets.  ASU No. 2017-07 requires that an employer disaggregate the service cost component from the other components of net benefit cost.  ASU No. 2017-07 requires an employer to report the service cost component in the same line item or items as other compensation costs arising from services rendered by the pertinent employees during the period.  The other components of net benefit cost are required to be presented in the income statement separately from the service cost component and outside a subtotal of income from operations, if one is presented (and the line item or items used in the income statement to present such components must be disclosed).  ASU No. 2017-07 allows only the service cost component of net benefit cost to be eligible for capitalization when applicable.  ASU No. 2017-07 is effective for annual periods beginning after December 15, 2017, including interim periods within those annual periods.  The Company will adopt ASU No. 2017-07 commencing in the first quarter of fiscal 2019. The Company does not believe this standard will have a material impact on its consolidated financial statements or related footnote disclosures.

In February 2017, the FASB issued ASU No. 2017-06, “Plan Accounting – Defined Benefit Pension Plans (Topic 960); Defined Contribution Pension Plans (Topic 962); Health and Welfare Benefit Plans (Topic 965): Employee Benefit Plan Master Reporting (a consensus of the FASB Emerging Issues Task Force)” (“ASU No. 2017-06”). Under Topic 960, investments in master trusts are presented in a single line item in the statement of net assets available for benefits. Similar guidance is not provided in Topic 962 or 965, which has resulted in diversity in practice. For each master trust in which a plan holds an interest, ASU No. 2017-06 requires that a plan’s interest in that master trust and any change in that interest to be presented in separate line items in the statement of net assets available for benefits and in the statement of changes in net assets available for benefits, respectively.  Topics 960 and 962 require plans to disclose their percentage interest in the master trust and a list of the investments held by the master trust, presented by general type, within the plan’s financial statements.  The amendments in ASU No. 2017-06 require that all plans disclose the dollar amount of their interest in each of those general types of investments.  ASU No. 2017-06 is effective for fiscal years beginning after December 15, 2018.  The Company will adopt ASU No. 2017-06 commencing the first quarter of fiscal 2020. The Company does not believe this standard will have an impact on its consolidated financial statements; however, the Company’s separate plan financial statements and related footnote disclosures will be modified as a result of this new guidance.
In February 2017, the FASB issued ASU No. 2017-05, “Other Income – Gains and Losses from the Derecognition of Nonfinancial Assets (Subtopic 610-20): Clarifying the Scope of Asset Derecognition Guidance and Accounting for Partial Sales of Nonfinancial Assets” (“ASU No. 2017-05”).  Current GAAP requires an entity to derecognize (or deconsolidate) a business or nonprofit activity in accordance with Topic 810 unless the business or nonprofit activity is considered in substance real estate and, therefore, is derecognized in accordance with industry-specific guidance. ASU No. 2017-05 requires that all entities account for the derecognition of a business or nonprofit activity (except those related to conveyances of oil and gas mineral rights or contracts with customers) in accordance with Topic 810. This simplifies GAAP, as an entity no longer needs to consider whether a business or nonprofit activity also is in substance real estate (or an in substance nonfinancial asset). The change clarifies the definition of an in substance nonfinancial asset.  ASU No. 2017-05 is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual periods. The Company will adopt ASU No. 2017-05 commencing in the first quarter of fiscal 2019. The Company is currently assessing the impact this standard may have on its consolidated financial statements and related footnote disclosures.
In January 2017, the FASB issued ASU No. 2017-04, “Intangibles – Goodwill and Other (Topic 350) – Simplifying the Test for Goodwill Impairment” (“ASU No. 2017-04”).  To simplify the subsequent measurement of goodwill, ASU No. 2017-04 eliminates Step 2 from the goodwill impairment test.  In computing the implied fair value of goodwill under Step 2, an entity had to perform procedures to determine the fair value at the impairment testing date of its assets and liabilities following the procedure that would be required in determining the fair value of assets acquired and liabilities assumed in a business combination.  Instead, ASU No. 2017-04 requires an entity to perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount.  An entity should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. ASU No. 2017-04 also eliminates the requirements for any reporting unit with a zero or negative carrying amount to perform a qualitative assessment and, if it fails that qualitative test, to perform Step 2 of the goodwill impairment test.  Therefore, the same impairment assessment applies to all reporting units.  An entity is required to disclose the amount of goodwill allocated to each reporting unit with a zero or negative carrying amount of net assets.  An entity still has the option to perform the qualitative assessment for a reporting unit to determine if the quantitative impairment test is necessary.  ASU No. 2017-04 is effective for fiscal years beginning after December 15, 2019. The Company will adopt ASU No. 2017-04 commencing in the first quarter of fiscal 2021. The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In January 2017, the FASB issued ASU No. 2017-01, “Business Combinations (Topic 805) – Clarifying the Definition of a Business” (“ASU No. 2017-01”).  ASU No. 2017-01 provides additional guidance to help evaluate whether transactions should be accounted for as acquisitions or disposals of assets or businesses.  ASU No. 2017-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company will adopt ASU No. 2017-01 commencing in the first quarter of fiscal 2019. The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In December 2016, the FASB issued ASU No. 2016-20, “Technical Corrections and Improvements to Topic 606, Revenue from Contracts with Customers” (“ASU No. 2016-20”). The amendments in ASU No. 2016-20 make certain clarifications on topics that are not deemed to be within the scope of Topic 606.  For example, the standard clarifies that when performing impairment testing pursuant to ASC subtopic 340-40, “Other Assets and Deferred Costs—

Contracts with Customers,” an entity should consider expected contract renewals and extensions and include both the amount of consideration it already has received but has not recognized as revenue and the amount it expects to receive in the future.  In addition, the amendments in ASU No. 2016-20 provide optional exemptions from the disclosure requirement for remaining performance obligations for specific situations in which an entity need not estimate variable consideration to recognize revenue and also expand the information that is required to be disclosed when an entity applies one of the optional exemptions.  ASU No. 2016-20 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company will adopt ASU No. 2016-20 commencing in the first quarter of fiscal 2019. The Company does not believe this standard will have a material impact on its consolidated financial statements; however, the Company is currently assessing the impact this standard may have on the related expansion of its footnote disclosures.
In December 2016, the FASB issued ASU No. 2016-19, “Technical Corrections and Improvements” (“ASU No. 2016-19”). The amendments in ASU No. 2016-19, among other things, simplify and improve certain guidance on the term “participating insurance” (as applied to defined benefit pension and postretirement plans and insurance) and remove the term “debt” as used in troubled debt restructuring from the Master Glossary to avoid confusion with other topics. The changes are not expected to affect current accounting practices, rather they are intended to simplify and improve the readability of certain guidance. ASU No. 2016-19 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 14, 2016.  The Company adopted ASU No. 2016-19 commencing in the first quarter of fiscal 2017. The adoption of ASU No. 2016-19 did not have a material impact on the Company’s consolidated financial statements or the related footnote disclosures.
In November 2016, the FASB issued ASU No. 2016-18, “Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the FASB Emerging Issues Task Force)” (“ASU No. 2016-18”). The amendments in ASU No. 2016-18 require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period total amounts shown on the statement of cash flows. ASU No. 2016-18 does not provide a definition of restricted cash or restricted cash equivalents. ASU No. 2016-18 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company will adopt ASU No. 2016-18 commencing in the first quarter of fiscal 2019. The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In October 2016, the FASB issued ASU No. 2016-16, “Income Taxes (Topic 740): Intra-Entity Transfers of Assets Other Than Inventory” (“ASU No. 2016-16”). ASU No. 2016-16 requires recognition of the income tax consequences of an intraentity transfer of an asset other than inventory when the transfer occurs. ASU No. 2016-16 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company will adopt ASU No. 2016-16 commencing in the first quarter of fiscal 2019. The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In August 2016, the FASB issued ASU No. 2016-15, “Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force)” (“ASU No. 2016-15”). ASU No. 2016-15 clarifies how certain cash receipts and payments should be presented in the statement of cash flows. ASU No. 2016-15 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017. The Company will adopt ASU No. 2016-15 commencing in the first quarter of fiscal 2019. The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments – Credit Losses (Topic 326)” (“ASU No. 2016-13”).  ASU No. 2016-13 requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected by using a valuation account to deduct credit loss allowances from the amortized cost basis of the financial asset(s).  In addition, credit losses relating to available-for-sale debt securities should be recorded through an allowance for credit losses.  ASU No. 2016-13 is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2019.  Early adoption of ASU No. 2016-13 is permitted.  The Company will adopt ASU No. 2016-13 commencing in the first quarter of fiscal 2021.  The Company is currently assessing the impact this standard may have on its financial statements and the related expansion of its footnote disclosures.
In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU No. 2016-02”). The principal objective of ASU No. 2016-02 is to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet. ASU No. 2016-02 continues to retain a distinction between finance and operating leases but requires lessees to recognize a right-of-use asset representing its right to use the underlying asset for the lease term and a corresponding lease liability on the balance sheet for all leases with terms greater than twelve months. ASU No. 2016-02 is effective for fiscal years and interim periods beginning after December 15, 2018.  Early adoption of ASU No. 2016-02 is permitted. The Company will adopt ASU No. 2016-02 commencing in the first quarter of fiscal 2020. The Company is currently assessing the impact this standard may have on its financial statements and the related expansion of its footnote disclosures.
In January 2016, the FASB issued ASU No. 2016-01, “Financial Instruments – Overall (Subtopic 825-10): Recognition and Measurement of Financial Assets and Financial Liabilities” (“ASU No. 2016-01”).  The principal objective of ASU No. 2016-01 is to improve the reporting of financial instruments in order to provide users of financial statements with more decision-useful information.  ASU No. 2016-01 requires equity investments (except those accounted for under the equity method of accounting or those that result in consolidation of the investee) to be measured at fair value with changes in fair value recognized in net income.  The amendment also affects the presentation and disclosure requirements for financial instruments.  ASU No. 2016-01 is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2017.  The Company will adopt ASU No. 2016-01 commencing in the first quarter of fiscal 2019.  The Company is currently assessing the impact this standard may have on its financial statements and the related expansion of its footnote disclosures.
In November 2015, the FASB issued ASU No. 2015-17, “Income Taxes (Topic 740): Balance Sheet Classification of Deferred Taxes,” which changes how deferred taxes are classified on organizations’ balance sheets.  ASU No. 2015-17 eliminates the current requirement for organizations to present deferred tax liabilities and assets as current and noncurrent in a classified balance sheet.  Instead, organizations will be required to classify all deferred tax assets and liabilities as noncurrent.  The amendments apply to all organizations that present a classified balance sheet.  The amendments are effective for financial statements issued for annual periods beginning after December 15, 2016, and interim periods within those annual periods.  The Company will adopt ASU No. 2015-17 commencing in the first quarter of fiscal 2018.  The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In July 2015, the FASB issued ASU No. 2015-11, “Inventory (Topic 330) – Simplifying the Measurement of Inventory” (“ASU No. 2015-11”).  ASU No. 2015-11 requires entities to measure most inventory at the “lower of cost and net realizable value” and options that currently exist for “market value” will be eliminated. The ASU defines net realizable value as the “estimated selling prices in the ordinary course of business, less reasonably predictable costs of completion, disposal, and transportation.” ASU No. 2015-11 will not apply to inventories that are measured by using either the last-in, first-out (LIFO) method or the retail inventory method (RIM).  No other changes were made to the current guidance on inventory measurement.  ASU No. 2015-11 is effective for interim and annual periods beginning after December 15, 2016.  Early application is permitted and should be applied prospectively.  The Company will adopt ASU No. 2015-11 commencing in the first quarter of fiscal 2018.  The Company does not believe this standard will have a material impact on its consolidated financial statements or the related footnote disclosures.
In April 2015, the FASB issued ASU No. 2015-04, “Compensation – Retirement Benefits (Topic 715) – Practical Expedient for the Measurement Date of an Employer’s Defined Benefit Obligation and Plan Assets” (“ASU No. 2015-04”).  ASU No. 2015-04 provides an entity whose fiscal year does not coincide with a calendar month-end to utilize a practical expedient for the measurement of the entity’s defined benefit plan assets.  The practical expedient allows an entity to measure its plan assets as of the nearest calendar month-end that is closest to the entity’s fiscal year-end.  The month-end selected must be consistently used amongst all plans if an entity has more than one plan and must be applied consistently from year to year.  ASU No. 2015-04 also provides guidance for significant events that occur between the entity’s fiscal year-end and the month-end selected for measurement.  If the event is an entity-initiated event that results in a plan remeasurement, then the plan assets must also be revalued (there is a practical expedient allowed similar to the overall practical expedient).  If the event is out of the entity’s control (for example, changes in market prices or interest rates), the entity is not required to remeasure the assets.  An entity must disclose the practical expedient election and the date used to measure the assets and obligations.  ASU No. 2015-04 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015.  The Company adopted ASU No. 2015-04 commencing in the first quarter of fiscal 2017. The adoption of ASU No. 2015-04 did not have a material impact on the Company’s consolidated financial statements or the related footnote disclosures.
In April 2015, the FASB issued ASU No. 2015-03, “Interest – Imputation of Interest (Subtopic 835-30) – Simplifying the Presentation of Debt Issuance Costs” (“ASU No. 2015-03”).  ASU No. 2015-03 requires that debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. The recognition and measurement guidance for debt issuance costs are not affected by the amendments in ASU No. 2015-03.  Entities should apply the amendments in ASU No. 2015-03 on a retrospective basis, wherein the balance sheet of each individual period presented should be adjusted to reflect the period-specific effects of applying the new guidance.
Since the issuance of ASU No. 2015-03, it has been unclear whether and, if so, how ASU No. 2015-03 applies to revolving debt arrangements.  At the Emerging Issues Task Force’s June 18, 2015 meeting, the SEC staff clarified that ASU No. 2015-03 does not address debt issuance costs associated with such arrangements and announced that it would “not object to an entity deferring and presenting such costs as an asset and subsequently amortizing the costs ratably over the term of the revolving debt arrangement.”  The Company has elected to apply the accounting policy outlined by the SEC staff as stated above.  Under that policy, an entity presents remaining unamortized debt issuance costs associated with a revolving debt arrangement as an asset even if the entity currently has a recognized debt liability for amounts outstanding under the arrangement.  Further, such costs are amortized over the life of the arrangement even if the entity repays previously drawn amounts.
For public entities, ASU No. 2015-03 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015.  The Company adopted ASU No. 2015-03 commencing in the first quarter of fiscal 2017.  The adoption of ASU No. 2015-03 did not have a material impact on the Company’s consolidated financial statements or the related footnote disclosures.
In May 2014, the FASB issued ASU No. 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU No. 2014-09”).  ASU No. 2014-09 clarifies the principles for recognizing revenue and develops a common revenue standard for U.S. GAAP and International Financial Reporting Standards that (1) removes inconsistencies and weaknesses in revenue requirements; (2) provides a more robust framework for addressing revenue issues; (3) improves comparability of revenue recognition practices across entities, industries, jurisdictions, and capital markets; (4) provides more useful information to users of financial statements through improved disclosure requirements; and (5) simplifies the preparation of financial statements by reducing the number of requirements to which an entity must refer.  The core principle of the guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services.  The original effective date for ASU 2014-09 would have required the Company to adopt commencing in the first quarter of fiscal 2018.  In August 2015, the FASB issued ASU No. 2015-14, which deferred the effective date of ASU No. 2014-09 for an additional year and provided the option to elect early adoption of ASU No. 2014-09 on the original effective date.  In March 2016, the FASB issued ASU No. 2016-08, “Revenue from Contracts with Customers (Topic 606) – Principal versus Agent Considerations (Reporting Revenue Gross versus Net)” (“ASU No. 2016-08”).  ASU No. 2016-08 does not change the core principle of the guidance under ASU No. 2014-09; however, it does clarify the implementation guidance on principal versus agent considerations and includes indicators to assist in evaluating whether an entity controls the good or the service before it is transferred to the customer.  In April 2016, the FASB issued ASU No. 2016-10 “Revenue from Contracts with Customers (Topic 606) – Identifying Performance Obligations and Licensing” (“ASU No. 2016-10”).  ASU No. 2016-10 does not change the core principle of the guidance under ASU No. 2014-09; however, it does clarify the implementation guidance on identifying performance obligations and licensing while retaining the related principles for those areas.  In May 2016, the FASB issued ASU No. 2016-12, “Revenue from Contracts with Customers (Topic 606) – Narrow-Scope Improvements and Practical Expedients” (“ASU No. 2016-12”).  ASU No. 2016-12 does not change the core principle of the guidance under ASU No. 2014-09; however, it does clarify the guidance on assessing collectability, presentation of sales taxes, noncash consideration, contract modifications at transition, and completed contracts at transition.  The new revenue standard may be applied retrospectively to each prior period presented or retrospectively with the cumulative effect recognized as of the date of adoption.  Accordingly, the Company will adopt ASU No. 2014-09 commencing in the first quarter of fiscal 2019.  The Company is currently assessing the impact this standard may have on its consolidated financial statements and the related expansion of its footnote disclosures.

12.	SUBSEQUENT EVENTS
Merger Agreement
On April 10, 2017, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”), with SUPERVALU INC., a Delaware corporation (“SVU”), and West Acquisition Corporation, a California corporation and wholly-owned subsidiary of SVU (“Merger Sub”), pursuant to which, upon the terms and subject to the conditions set forth therein, Merger Sub will merge (the “Merger”) with and into the Company, with the Company surviving the Merger as a wholly-owned subsidiary of SVU.

Subject to the terms and conditions set forth in the Merger Agreement, upon consummation of the Merger, each outstanding share of the Company’s Class A Shares and Class B Shares, each without par value, excluding certain specified shares, will be converted into the right to receive $200.27 per share in cash and each outstanding share of the Company’s Class E Shares, without par value (together with the Class A Shares and Class B Shares, collectively referred to herein as the “Shares”), excluding certain specified shares, will be converted into the right to receive $100.00 per share in cash.  In addition, SVU will assume and payoff the Company’s net debt at closing.
Consummation of the Merger is subject to certain closing conditions, including: (i) the approval of the Merger Agreement by the holders of a majority of the outstanding Shares of each class of Shares, on a class by class basis, as of the applicable record date, (ii) the expiration or termination of the waiting period applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and (iii) the absence of any law or order prohibiting the Merger or the other transactions contemplated by the Merger Agreement.
The Company and SVU have made customary representations, warranties and covenants in the Merger Agreement for a transaction of this nature. SVU has agreed, for a period of twelve months after the closing, to continue to provide products and services on terms and conditions (including pricing and quantity terms) no less favorable in all material respects to each Member of the Company as such Member enjoyed in the previous twelve months prior to the date of the Merger Agreement, subject to certain credit support requirements and such Member continuing to purchase products and services, without interruption in any material respect, in the same or greater amount as purchased in the twelve months prior to the date of the Merger Agreement (subject to certain exceptions).
The Merger Agreement contains certain termination rights for both Unified and SVU, including if (i) the consummation of the Merger is legally prohibited or enjoined, (ii) the Merger is not consummated by October 7, 2017, but subject to extension to January 5, 2018 if certain antitrust-related conditions have not been satisfied or waived, (iii) there has been a breach by the other party that is not cured such that the applicable closing conditions would not be satisfied, or (iv) the approval by each class of the Company’s shareholders, on a class by class basis, is not obtained. Upon the termination of the Merger Agreement under specified circumstances, including in connection with a change in the recommendation of the Company’s Board of Directors, the Company may be required to pay SVU a termination fee of $8.0 million and reimburse SVU for certain expenses up to $1.0 million. In connection with termination of the Merger Agreement under specified circumstances related to the failure to obtain antitrust approvals, SVU may be required to pay the Company a termination fee of $9.5 million.
The Company recognized $2.4 million in acquisition-related costs (referred to in the Merger Agreement as “Transaction Expenses”) as of April 1, 2017, comprised principally of advisory, legal, accounting and other professional and consulting fees, with the remaining Transaction Expenses expected to be incurred during the third and potentially fourth quarters of fiscal 2017.  Pursuant to ASC 805-10-25-23, such costs will be accounted for as expenses in the period(s) in which the costs are incurred and the services are received.
Voting Agreements
Concurrently with the execution and delivery of the Merger Agreement, SVU entered into voting agreements with each shareholder of the Company who has a representative on the Company’s Board of Directors. The voting agreements generally require the respective shareholders to vote all of their Shares in favor of the approval of the Merger Agreement and certain related matters as applicable and against alternative acquisition proposals and generally prohibit them from entering into agreements regarding or transferring their Shares, subject to certain exceptions. The voting agreements will terminate upon the earlier to occur of (i) the consummation of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms, or (iii) a written agreement between SVU and the applicable shareholder terminating the applicable agreement.
Amendment to Credit Agreement
As discussed in Note 6, the Company is party to a Credit Agreement, among the Company, the lenders party thereto, and Wells Fargo Bank, National Association (“N.A.”), as administrative agent (“Administrative Agent”).  In connection with the Merger, on April 7, 2017, the Company entered into a Third Amendment (the “Amendment”) to the Credit Agreement, by and among the Company, the lenders party thereto and the Administrative Agent.
The Amendment revises the definition of “Change in Control” under the Credit Agreement such that, in and of itself, entry into an agreement providing for the acquisition of greater than 40% of the combined voting power of all securities of the Company entitled to vote in the election of directors will not constitute a Change in Control.

See Item 1.01, “Entry into a Material Definitive Agreement,” including Exhibits 2.1, “Agreement and Plan of Merger, dated April 10, 2017, by and among Unified Grocers, Inc., SUPERVALU INC., and West Acquisition Corporation” and 99.3, “Third Amendment to the Amended and Restated Credit Agreement, dated April 10, 2017, by and among Unified Grocers, Inc., the financial institutions party thereto and Wells Fargo Bank, National Association” thereto, Item 5.02, “Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers,” including Exhibits 99.4, “Non-Competition Agreement, dated April 10, 2017, by and among Unified Grocers, Inc., SUPERVALU INC., and Robert M. Ling, Jr.” and 99.5, “Letter Agreement, dated April 10, 2017, by and among Unified Grocers, Inc., SUPERVALU INC. and Robert M. Ling, Jr.” thereto, of our Current Report on Form 8-K, filed on April 11, 2017, for additional information.
Subsequent events have been evaluated by the Company through the date the financial statements were issued.